Exhibit 6

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 10th day of August, 2017, by and among Takeda Pharmaceutical Company Limited, Millennium Pharmaceuticals, Inc., Takeda Pharmaceuticals USA, Inc., Takeda Pharmaceuticals International AG, Takeda Pharma A/S, Takeda A/S and Takeda Europe Holdings B.V.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, Form 4, Form 5 or Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Dated: August 10, 2017

TAKEDA PHARMACEUTICAL COMPANY LIMITED

By:	/s/ James Kehoe
Name:	James Kehoe
Title:	Director, Chief Financial Officer

MILLENNIUM PHARMACEUTICALS, INC.

By:	/s/ Paul Sundberg
Name:	Paul Sundberg
Title:	Assistant Secretary

TAKEDA PHARMACEUTICALS U.S.A., INC.

By:	/s/ Paul Sundberg
Name:	Paul Sundberg
Title:	Assistant Secretary

TAKEDA PHARMACEUTICALS INTERNATIONAL AG

By:	/s/ Andrea Ferrari
Name:	Andrea Ferrari
Title:	Senior Director

TAKEDA PHARMA A/S

By:	/s/ Ghita Astrup
Name:	Ghita Astrup
Title:	Managing Director

TAKEDA A/S

By:	/s/ Ghita Astrup
Name:	Ghita Astrup
Title:	Managing Director

TAKEDA EUROPE HOLDINGS B.V.

By:	/s/ Remco van Rhoon
Name:	Remco van Rhoon
Title:	Director